Exhibit 4.6

EXECUTION COPY

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

dated as of August 7, 2009

among

DUANE READE HOLDINGS, INC.,

DUANE READE INC.,

DUANE READE (a New York general partnership),

DRI I, INC.,

DUANE READE INTERNATIONAL, LLC,

and

DUANE READE REALTY, INC.,

U.S. BANK NATIONAL ASSOCIATION,

as Indenture Trustee,

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

TABLE OF CONTENTS*

*	The Table of Contents is not a part of the Intercreditor and Collateral Agency Agreement.

i

ii

Schedules:

Schedule 2.02	-	Issue Date Collateral Documents

Exhibits:

Exhibit A	-	Form of Security Agreement
Exhibit B	-	Form of Pledge Agreement
Exhibit C	-	Intercreditor Agreement

iii

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This Intercreditor and Collateral Agency Agreement (this “Agreement”) is entered into as of August 7, 2009 among DUANE READE HOLDINGS, INC., a Delaware corporation (“Holdings”), DUANE READE INC., a Delaware corporation (“DRI”), DUANE READE, a New York general partnership (“Duane Reade”), DRI I, Inc., a Delaware corporation (“DRI I”), DUANE READE INTERNATIONAL, LLC, a Delaware limited liability company (“DR International”), DUANE READE REALTY, INC., a Delaware corporation (“DR Realty”), U.S. BANK NATIONAL ASSOCIATION, as Trustee for the Noteholders under the Indenture (as defined below) (together with its successor or successors in such capacity, the “Trustee”), and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent (together with its successor or successors in such capacity, the “Collateral Agent”).

DRI and Duane Reade issued Senior Secured Floating Rate Notes due 2010 (as amended, restated, supplemented or modified from time to time, the “Existing Senior Secured Notes”) pursuant to an Indenture dated as of December 20, 2004 (as amended, restated, supplemented or modified from time to time, the “Existing Indenture”) among DRI, Duane Reade and U.S. Bank National Association, as Trustee (the “Existing Trustee”). The obligations of DRI and Duane Reade under and in respect of the Existing Senior Secured Notes were guaranteed by Holdings, DRI I, DR International and DR Realty.

Holdings, Duane Reade, DRI, DRI I, DR International and DR Realty are also parties to (i) a Credit Agreement dated as of July 21, 2003 (as amended by a First Amendment to Credit Agreement dated as of July 22, 2004, a Second Amendment to Credit Agreement dated as of August 4, 2005, a Third Amendment to Credit Agreement dated as of July 7, 2006, a Fourth Amendment to Credit Agreement dated as of September 28, 2007 and a Fifth Amendment to Credit Agreement dated as of August 7, 2009, and as the same may be further amended, modified, supplemented, extended, restated, renewed or replaced from time to time in accordance with the terms thereof, the “Revolving Credit Agreement”) with the lenders from time to time party thereto (the “Revolving Lenders”), Bank of America, N.A. (f/k/a Fleet National Bank), as issuing bank for certain letters of credit, Bank of America, N.A. (f/k/a Fleet National Bank), as Administrative Agent for the Revolving Lenders (together with its successor or successors in such capacity, the “Revolving Credit Administrative Agent”) and as Collateral Agent for the Revolving Lenders (together with its successor or successors in such capacity, the “Revolving Credit Collateral Agent”), and (ii) a Security Agreement dated as of July 21, 2003 (as amended by the Collateral Release Agreement dated as of July 30, 2004 and the First Amendment to Security Agreement dated as of July 30, 2004 and as the same may be further amended, modified, supplemented, extended, restated, renewed or replaced from time to time in accordance with the terms thereof, the “Revolving Security Agreement”). Holdings, Duane Reade, DRI, DRI I, DR International, DR Realty and each other Person now or hereafter becoming a guarantor of the obligations under the Revolving Credit Agreement are herein collectively referred to as the “Revolving Loan Parties.” Revolving loans (collectively, “Revolving Loans”) are now and may hereafter be outstanding under the Revolving Credit Agreement. The payment of the principal of and interest on the Revolving Loans and all other Obligations (as defined in the Revolving Credit Agreement and the Revolving Security Agreement, the “Revolving Loan Obligations”) are secured pursuant to the Revolving Security Agreement and various other security documents by security interests and other liens held by the Revolving Credit Collateral Agent in the Revolving Loan Parties’ right, title and interest in all present and future (i) accounts, inventory, chattel paper, instruments, and documents, (ii) prescription files and books, records, electronically stored data and information relating to prescription files and all rights of access to such books, records and information, (iii) tax refunds and abatements, and rights to payment for credit extended (iv) deposit accounts, (v) all letter of credit rights and supporting obligations relating to Revolving Lender Priority Collateral, (vi) all books and records of the Revolving Loan Parties relating to any of the foregoing, (vii) all payment intangibles constituting proceeds of the foregoing and (viii) all products and proceeds of the foregoing (including, without limitation, insurance proceeds related thereto) (collectively, the “Revolving Lender Priority Collateral”).

The Revolving Credit Collateral Agent and U.S. Bank National Association (as successor to Bank of America, N.A.), as Collateral Agent are parties to an Intercreditor Agreement dated as of July 30, 2004 (as amended, restated, supplemented or modified from time to time, the “Intercreditor Agreement”) which provides among other things that: (i) the Revolving Loan Obligations (up to an amount (the “Maximum Revolving Debt Amount”) equal to the greater of (A) $275,000,000 and (B) the sum of the Borrowing Base, exclusive of Reserves, plus Permitted Overadvances (as such terms are defined in the Revolving Credit Agreement as in effect as of July 30, 2004) plus in each case all accrued and unpaid interest, fees, expense reimbursements and other charges then due to the Revolving Lenders) are secured on a first priority basis by all Revolving Lender Priority Collateral; (ii) the Note/Term Obligations (as defined below) are secured by substantially all of the Loan Parties’ personal property and all proceeds thereof (the “Note/Term Collateral”) (which includes all Revolving Lender Priority Collateral); (iii) the Revolving Loan Obligations are not secured by any Note/Term Collateral except that portion of the Note/Term Collateral which constitutes Revolving Lender Priority Collateral; (iv) the portion of the Note/Term Collateral that does not constitute Revolving Lender Priority Collateral constitutes “Note/Term Priority Collateral”; and (v) the security interest securing the Note/Term Obligations: (A) in the Note/Term Priority Collateral is of a first priority; and (B) in that portion of the Note/Term Collateral which is Revolving Lender Priority Collateral is (x) of a second priority subject only to a first priority security interest securing an amount of the Revolving Loan Obligations that does not exceed the Maximum Revolving Debt Amount and (y) is of a first priority with respect to that portion of the Revolving Loan Obligations which exceeds the Maximum Revolving Debt Amount.

DRI and Duane Reade intend to issue 11.75% Senior Secured Notes due 2015 (together with any Additional Notes referred to below and any Exchange Notes (as defined in the Indenture), and as amended, restated, supplemented or modified from time to time, the “Senior Secured Notes”) pursuant to an Indenture dated as of the date hereof (as amended, restated, supplemented or modified from time to time and including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations of DRI and Duane Reade under such Indenture or any successor agreement, the “Indenture”) among DRI, Duane Reade and U.S. Bank National Association, as Trustee (together with its successor or successors in such capacity, the “Trustee”). The obligations of DRI and Duane Reade under and in respect of the Senior Secured Notes will be guaranteed by Holdings and by DRI, DR International, DR Realty and all other direct and indirect domestic subsidiaries of DRI that become a party to the Security Agreement and the Pledge Agreement pursuant to Section 7.10 and Section 8.10 thereto, respectively (collectively with DRI I, DR International and DR Realty, the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”). Holdings, DRI, Duane Reade, and the Subsidiary Guarantors are herein referred to individually as a “Loan Party” and, collectively, as the “Loan Parties”. The proceeds of the Senior Secured Notes will be used to refinance the Existing Senior Secured Notes, to pay accrued interest on the Existing Senior Secured Notes, to refinance other indebtedness of DRI and Duane Reade and to pay related transaction fees and expenses.

Without providing any commitments to any Loan Party as to the funding of future indebtedness, the Indenture permits, and a Term Loan Agreement (as defined below) may permit, DRI, Duane Reade and other Loan Parties from time to time to incur Indebtedness which it is otherwise permitted to incur under the Indenture and a Term Loan Agreement (as defined below) in the form of additional loans or other debt financing (“Additional Term Loans”) pursuant to a Term Loan Agreement or additional senior secured notes issued under the Indenture (such notes being herein collectively referred to herein as the “Additional Notes”) (or both) and to secure such additional Note/Term Obligations (as defined below) equally and ratably with the other Finance Obligations (as defined below); provided that the borrowing of any Additional Term Loans and the issuance of any Additional Notes is subject to the limitations set forth in the Indenture and any Term Loan Agreement.

Holdings, DRI and Duane Reade may, from time to time, borrow Additional Term Loans or refinance all or a portion of the Note/Term Obligations by borrowing revolving credit loans, term loans, notes, debentures, bonds, receivables financing or letters of credit, including arrangements and agreements relating to the sale of debt securities or other forms of debt financing (and together with any Additional Term Loans, “Term Loans”) from one or more banks or other institutional lenders (together with the lenders of any Additional Term Loans, each a “Term Lender” and, collectively, “Term Lenders”) in each case pursuant to a Term Loan Agreement (as defined below) designated as such by the Secured Debt Designation (as defined below) and with respect to which a Term Loan Agent (as defined below) thereunder has delivered the Joinder (as defined below).

The Loan Parties and the Collateral Agent will enter into a Security Agreement, a Pledge Agreement and certain other Collateral Documents referred to therein equally and ratably securing the Senior Secured Notes, any Term Loans and certain Swap Obligations and all related obligations with security interests and other liens in the Note/Term Collateral. This Agreement sets forth the terms on which the Collateral

Agent has undertaken to accept, hold and enforce such security interests and all related rights, interests and powers as agent for, and for the benefit exclusively of, the present and future holders of the Senior Secured Notes, any Term Lenders and Swap Creditors and describes the relative rights and obligations of the Trustee on behalf of the holders of the Senior Secured Notes, a Term Loan Agent on behalf of Term Lenders and the representatives of one or more Swap Creditors with respect to the Note/Term Collateral.

Accordingly, in consideration of the mutual agreements set forth herein, the Trustee and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms defined in the introductory paragraphs hereof have the respective meanings provided for therein. In addition, as used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Voting Credit” means at any date the sum of:

(i) the aggregate outstanding principal amount of the Senior Secured Notes; plus

(ii) the aggregate outstanding principal amount of any Term Loans;

outstanding at such time; provided that after the date on which all Note/Term Obligations have been paid in full and all commitments (if any) with respect thereto have been terminated, the “Aggregate Voting Credit” means the aggregate amount of all Swap Obligations (valued at their then Swap Termination Value) of all Loan Parties permitted under the Indenture and all Term Loan Agreements, if any, owed or owing to one or more Swap Creditors. Noteholders, Term Lenders or Swap Creditors that are Affiliates of Holdings and any of its Subsidiaries and any Senior Secured Notes, Term Loans or Swap Obligations held by any such Noteholder, Term Lender or Swap Creditor shall not be included in the determination of the Aggregate Voting Credit.

“Agreement” means this Intercreditor and Collateral Agency Agreement, as amended, modified or supplemented from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day which banking institutions in New York, New York or San Francisco, California or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means U.S. Bank National Association, as collateral agent, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, this Agreement, the Security Agreement, the Pledge Agreement, the Depositary Bank Agreements, each Perfection Certificate (as defined in the Security Agreement), any mortgage or deed of trust and all other pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in the Collateral in favor of the Collateral Agent for the benefit of the Finance Parties, as they may be amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Class” means (i) the Noteholders, (ii) any Term Lenders or (iii) the Swap Creditors, as the context may require.

“Creditor” means any Noteholder, any Term Lender and any Swap Creditor, and “Creditors” means two or more of them, collectively.

“Debtor Relief Laws” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Depositary Bank Agreement” means, with respect to any deposit account, an agreement between a Loan Party and any bank or other depositary institution, substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable, to the Security Agreement or such other form as to which an opinion of counsel is delivered to the Collateral Agent opining that such agreement is sufficient to grant the Collateral Agent a perfected security interest by control under the UCC in the deposit account named therein, as the same may be amended, modified or supplemented from time to time.

“Directing Creditors” means at any time Creditors holding more than 50% of the then Aggregate Voting Credit (including, without limitation, Noteholders providing consents obtained in connection with a tender offer or exchange offer for, or purchase of, Senior Secured Notes); provided that, solely for purposes of directing a release of Collateral pursuant to Section 7.11(c)(A) of the Security Agreement and Section 8.11(c)(A) of the Pledge Agreement, the “Directing Creditors” means at any time Creditors holding at least 75% of the then Aggregate Voting Credit (including, without limitation, Noteholders providing consents obtained in connection with a tender offer or exchange offer for, or purchase of, Senior Secured Notes).

“equally and ratably” means, in reference to sharing of any Liens or proceeds thereof as among the Credit Classes, that such Liens or proceeds shall be allocated and distributed to the Trustee for the account of the Noteholders, to a Term Loan Agent for the account of Term Lenders and to the Swap Representative for the account of the Swap Creditors on a pro-rata basis, as provided in the definition of “pro-rata basis” and in Section 4.07.

“Event of Default” means an “Event of Default” as defined in the Indenture or any Term Loan Agreement.

“Exceptional Decisions” has the meaning set forth in Section 3.02.

“Finance Document” means each Note Document, each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations permitted under the Indenture and all Term Loan Agreements, if any, each Term Loan Document and this Agreement, and “Finance Documents” means any two or more of them, collectively.

“Finance Obligations” means:

(i) all Note/Term Obligations; and

(ii) all Swap Obligations of all Loan Parties permitted under the Indenture and all Term Loan Agreements, if any, owed or owing to one or more Swap Creditors;

in each case whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together in each case with all renewals, modifications, refinancings, replacements, consolidations or extensions thereof.

“Finance Party” means each Noteholder, the Trustee, each Term Lender, a Term Loan Agent, each Swap Creditor, each Swap Representative, the Collateral Agent and each Indemnitee (as defined in the Security Agreement) and “Finance Parties” means any two or more of them, collectively.

“Insolvency Proceeding” means (i) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to any Loan Party or with respect to any of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy and (iv) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Loan Party.

“Joinder” has the meaning set forth in Section 7.03(d).

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Note Documents” means the Indenture, the Senior Secured Notes and the Registration Rights Agreement related thereto and the Collateral Documents, in each case including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Senior Secured Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Noteholders” means the holders from time to time of the Senior Secured Notes.

“Note/Term Obligations” means:

(i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any Insolvency Proceeding with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on any Senior Secured Note or Term Loan;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Loan Party (including, without limitation, any amounts which accrue after the commencement of any Insolvency Proceeding with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Indenture, the Senior Secured Notes, any Term Loan Agreement, the Intercreditor Agreement or any Collateral Document;

(iii) all expenses of the Trustee, the Collateral Agent or any Term Loan Agent as to which one or more of such agents has a right to reimbursement under the Indenture, any Term Loan Agreement or under any other similar provision of any Collateral Document or the Intercreditor Agreement, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interest in the Collateral; and

(iv) in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any Insolvency Proceeding with respect to DRI, Duane Reade, Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Guarantor pursuant to the Indenture, the Senior Secured Notes, the Guarantees, any Term Loan Agreement, the Intercreditor Agreement or any Collateral Document;

together in each case with all renewals, modifications, refinancings, consolidations or extensions thereof.

“Officer’s Certificate” has the meaning set forth in Section 5.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof among the Loan Parties and the Collateral Agent, as the same may be amended, modified or supplemented from time to time

“Proceeds” has the meaning specified for such term in the Uniform Commercial Code as in effect from time to time in the State of New York.

“pro-rata” means at any date, as among the Noteholders, any Term Lenders and the Swap Creditors, in proportion to the then aggregate outstanding amounts of (i) the principal outstanding under the Senior Secured Notes, (ii) principal outstanding under any Term Loans and (iii) Swap Obligations (valued at the then Swap Termination Value of all related Swap Agreements).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Secured Debt Designation” means, as to any Term Loan Agreement, a written certification signed by a Responsible Officer of DRI to the effect that such Term Loan Agreement (a) constitutes “Term Loan Agreement” within the meaning of this Agreement and (b) is intended to be secured equally and ratably with all other then outstanding Finance Obligations with security interests and other liens in the Collateral granted pursuant to the Collateral Documents.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof among the Loan Parties and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Sharing Confirmation” means, as to any Swap Agreement, the written agreement of the related Swap Creditor as set forth in such Swap Agreement, for the enforceable benefit of the Collateral Agent, the Trustee and a Term Loan Agent, that: (i) all Finance Obligations shall be and are secured equally and ratably by all Liens at any time granted by the Loan Parties to secure any Finance Obligations, whether or not upon property otherwise constituting Collateral; (ii) all such Liens shall be enforceable by the Collateral Agent for all holders of Finance Obligations equally and ratably; (iii) such Swap Creditor consents to and will be bound by the provisions of this Agreement relating to the order of application of proceeds from enforcement of the Collateral Agent’s Liens upon the Collateral; (iv) such Swap Creditor consents to and directs the Collateral Agent to perform its obligations under this Agreement; (v) such Swap Creditor agrees to appoint or consent to the appointment of a single Swap Representative for all Swap Creditors from time to time outstanding selected by the holders of more than 50% of the aggregate Swap Obligations (valued at their then Swap Termination Values) at the time such Swap Representative is selected and (vi) such Swap Creditor will notify the Swap Representative if an Early Termination Date (a “Swap Termination Date”) occurs under one or more of its Swap Agreement or Swap Obligation resulting from (i) any event of default under such Swap Agreement or Swap Obligation as to which any Loan Party is the Defaulting Party (as defined in such Swap Agreement or Swap Obligation) or (ii) any Termination Event (as so defined) as to which any Loan Party is the Affected Party (as so defined).

“Subsidiary” has the meaning set forth in the Indenture.

“Swap Agreement” means an agreement between a Loan Party and any Swap Creditor with respect to one or more Swap Obligations.

“Swap Creditor” means any Person from time to time party to one or more Swap Agreements with a Loan Party permitted by the Indenture and all Term Loan Agreements, if any, and that has also executed a Sharing Confirmation, and its successors and assigns, and “Swap Creditors” means any two or more of such Swap Creditors, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any Insolvency Proceeding) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward contract, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Representative” means, with respect to one or more Swap Creditors, it or its or their trustee, paying agent or other similar representative.

“Swap Termination Date” has the meaning set forth in the definition of “Sharing Confirmation” in this Section 1.01.

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the applicable Swap Creditor based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Collateral Agent).

“Term Loan Agent” mean an administrative agent (or an agent, trustee or other representative acting in similar capacity) under a Term Loan Agreement that has executed and delivered a Joinder, and its successor or successors in such capacity.

“Term Loan Agreement” means one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, term loans, notes, debentures, bonds, receivables financing or letters of credit, including arrangements and agreements relating to the sale of debt securities or other forms of debt financing, in each case, as any of the foregoing, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including in the form of Additional Notes), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior Term Loan Agreement or (2) occurs on one or more separate occasions, in each case, which was or were designated as such by DRI pursuant to the Secured Debt Designation and with respect to which a Term Loan Agent thereunder has delivered the Joinder.

“Term Loan Document” means any Term Loan Agreement, any promissory notes, guaranties, the Collateral Documents and other documents entered into in connection therewith and as may be designated “Term Loan Documents” in any such Term Loan Agreement, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Threshold Amount” means the lower of the Dollar amounts set forth in Section 6.01(4) of the Indenture and any similar provision in any Term Loan Agreement.

“Trust Indenture Act” means Trust Indenture Act of 1939, as amended, and rules and regulations promulgated thereunder and interpretations thereof.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of a Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.02 Rules of Interpretation. Terms defined in the introductory paragraphs hereof and the definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronouns shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless otherwise stated herein or the context shall otherwise require. Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE II

OBLIGATIONS AND POWERS OF THE COLLATERAL AGENT

Section 2.01 Appointment of the Collateral Agent. The Collateral Agent is hereby appointed by the Trustee as collateral agent hereunder (and upon execution and delivery of a Joinder by a Term Loan Agent, such Term Loan Agent shall confirm and acknowledge such appointment pursuant to the Joinder), and the Collateral Agent hereby agrees to act as Collateral Agent pursuant to the terms of this Agreement. The Trustee on behalf of itself and on behalf of the Noteholders directs the Collateral Agent to enter into the Collateral Documents listed on Schedule 2.02.

Section 2.02 Actions under Collateral Documents. The Collateral Agent hereby irrevocably undertakes and agrees, on the terms and conditions set forth in this Agreement, to act as agent for the benefit exclusively of the present and future Noteholders, Term Lenders, Swap Creditors and any other holders from time to time of the Finance Obligations and in such capacity to accept, hold, administer and enforce all collateral security at any time delivered to it by any Loan Party as security for the Finance Obligations and all rights, interests and powers at any time granted or enforceable in respect of such collateral security under the Collateral Documents listed on Schedule 2.02 and, subject to Section 7.01(b), all other Collateral Documents, or applicable law. Without limiting the generality of the foregoing, the Collateral Agent agrees that it will, as agent for the benefit exclusively of the present and future Noteholders, Term Lenders, Swap Creditors and the other holders from time to time of the Finance Obligations, but subject to the terms and conditions hereof:

(i) enter into the Collateral Documents, receive, hold, administer and enforce the security interests granted to it thereunder, perform its obligations thereunder and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it thereunder or pursuant thereto or in connection therewith;

(ii) comply with the obligations of the “Term Loan Agent” under the Intercreditor Agreement;

(iii) take all lawful and commercially reasonable actions that it may deem necessary or advisable to protect or preserve its interest in the Collateral;

(iv) establish the Cash Proceeds Account, the Reinvestment Funds Account and the Prepayment Account as contemplated by the Security Agreement, and maintain sole dominion and control over such accounts and all deposits therein and investments thereof;

(v) deliver and receive notices pursuant to the Collateral Documents and the Intercreditor Agreement;

(vi) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral and its other interests, rights, powers and remedies;

(vii) remit to the Trustee, any Term Loan Agent and one or more Swap Representative as required by Section 4.07 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral or any of its other interests, rights, powers or remedies;

(viii) subject to Section 3.02 and Section 7.01(b), amend the Collateral Documents as from time to time authorized and directed by the Directing Creditors, and amend the Collateral Documents as required by Section 3.02(d); and

(ix) release any Lien granted to it by any Collateral Document upon any Collateral if and as required by Section 2.04 and Section 5.01.

The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations under, and to protect, perfect, exercise and enforce its interest, rights, powers and remedies, in each case under and pursuant to the Collateral Documents and applicable law and to act as set forth in this Article II or as requested in any lawful directions given to it from time to time in respect of any matter by the Directing Creditors.

The Loan Parties acknowledge and consent to the undertakings of the Collateral Agent set forth in this Article II, and agree to each of the other provisions of this Agreement applicable to them.

Section 2.03 Instructions of Directing Creditors. Subject to the terms and conditions of this Agreement, the Collateral Agent shall follow the instructions of the Directing Creditors from time to time conveyed to it by the representative or representatives of one or more Credit Classes pursuant to this Agreement, subject to and consistent with the Collateral Agent’s rights and obligations expressed in the Collateral Documents and in accordance with applicable law. The Noteholders’ representative for purposes of delivering notices and instructions to the Collateral Agent shall be the Trustee, the Term Lenders’ representative for purposes of delivering notices and instructions to the Collateral Agent shall be a Term Loan Agent and each Swap Creditor’s representative for purposes of delivering notices and instructions to the Collateral Agent shall be its applicable Swap Representative. The Collateral Agent shall disregard notices and instructions from any other Person in respect of the applicable Credit Class. No direction given to the Collateral Agent (whether given by the Directing Creditors through the representative or representatives of the applicable Credit Classes or by the Trustee, a Term Loan Agent or any Swap Representative or otherwise by any Person) which imposes, or purports to impose, upon the Collateral Agent any obligation not set forth in this Agreement or any other Collateral Document shall be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept direction (i) pursuant to the instructions of the Directing Creditors or (ii) from the Trustee or a Term Loan Agent and, after the date on which all Note/Term Obligations have been paid in full and all commitments (if any) with respect thereto have been terminated, the Swap Representative, as required or permitted by the Indenture, a Term Loan Agreement and the Swap Agreements. No instruction of the Directing Creditors shall be effective to impose any obligation or liability upon the Trustee, a Term Loan Agent or any Swap Representative, as applicable, unless it is a signatory party thereto.

Section 2.04 Certain Actions under the Collateral Documents and Intercreditor Agreement. Without limiting the provisions of Section 2.02, the Collateral Agent is hereby authorized and directed, and agrees for the benefit of the Loan Parties, without notice to or consent from any Creditor: (i) to release (upon receipt of a written certification of a responsible officer of DRI and Duane Reade that the Trustee has received all documents, if any, required by the Trust Indenture Act and the Indenture) one or more Loan Parties from their obligations under, and the Liens of, the Collateral Documents, and to release the Collateral or any portion thereof, as required by Section 7.11 of the Security Agreement, Section 8.11 of the Pledge Agreement and Section 2.8 of the Intercreditor Agreement or any other pertinent provision of any Finance Document; (ii) to comply with the obligations imposed on the Term Loan Lenders (as defined and specified in Sections 2.10 and 2.11 of the Intercreditor Agreement); (iii) to receive or execute perfection certificates, control agreements and other Loan Party deliverables as contemplated by the Collateral Documents; (iv) to release funds deposited in the Cash Proceeds Account, the Reinvestment Funds Account and the Prepayment Account established and maintained under the Security Agreement as required by Sections 2.04(b), 2.05(b) and 2.06 of the Security Agreement (upon receipt of an Officer’s Certificate); (v) to make available to each Loan Party any Instrument or Certificated Security pledged by such Loan Party for the purposes set forth in, and as required by, Section 4.01 of the Pledge Agreement; and (vi) to deliver such instruments as may be required from time to time to enable each Loan Party to exercise the voting and other rights which it is entitled to exercise under Section 5.01(a)(i) of the Pledge Agreement.

Section 2.05 Other Actions by the Collateral Agent. The Collateral Agent shall provide the Trustee, any Term Loan Agent and each Swap Representative requesting the same with a copy of all notices received from the Loan Parties under the Collateral Documents and from the Revolving Credit Collateral Agent under the Intercreditor Agreement. The Collateral Agent shall timely file Uniform Commercial Code continuation statements to continue the perfection of the security interests under the Collateral Documents. During any period when the Collateral Agent is exercising remedies against any Loan Party or the Collateral, the Collateral Agent shall furnish the Trustee, a Term Loan Agent and any Swap Representative requesting the same with reports of its activities in connection therewith upon the occurrence of significant events and upon the request of the Trustee or a Term Loan Agent.

Section 2.06 Nature of Duties. Except to the extent otherwise provided in Section 2.05, the duties of the Collateral Agent hereunder and under the Collateral Documents shall be ministerial and administrative in nature. The Collateral Agent shall not have by reason of this Agreement or the Collateral Documents a fiduciary or trust relationship with respect to the Trustee, any Noteholder, a Term Loan Agent, any Term Lender, any Swap Representative, any Swap Creditor or any other holder from time to time of Finance Obligations, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to imply such obligations or impose, upon the Collateral Agent, any obligations whatsoever arising under this Agreement, the Indenture, a Term Loan Agreement, any Swap Agreement, any Collateral Document or the Intercreditor Agreement, except as expressly set forth herein or in the Collateral Documents. For the limited purpose of holding and distributing or applying Proceeds of Collateral and Cash Equivalents, the Collateral Agent shall hold such Proceeds and Cash Equivalents in trust for the benefit of the Trustee, a Term Loan Agent and the Swap Representative in accordance with their rights and priorities provided for herein.

Section 2.07 No Obligations Imposed. None of the Trustee, a Term Loan Agent, any Swap Representative, any Creditor or any other holder of Finance Obligations shall have: (i) except in connection with the instructions of the Directing Creditors to which it is a signatory party, any responsibility or duty whatsoever in respect of the Collateral or the Collateral Documents or any other interest, right, power or remedy granted to or enforceable by the Collateral Agent, it being understood and agreed by the Collateral Agent and by each Loan Party that, except in connection with the instructions of the Directing Creditors to which it is a signatory party, only the Collateral Agent shall be bound by, or liable for breach of, the obligations of the Collateral Agent set forth in or arising under the Collateral Documents, including all obligations imposed by law upon a secured party relating to the protection, maintenance, release or enforcement of any security interest in any Collateral or any other interest, right, power or remedy of the Collateral Agent; or (ii) except in connection with the instructions of the Directing Creditors to which it is a signatory party, any liability whatsoever for any act or omission of the Collateral Agent, whether or not constituting a breach of its undertaking and obligations under this Agreement or otherwise constituting wrongful conduct.

Section 2.08 Inspection. The Collateral Agent will permit the Trustee, a Term Loan Agent, any Swap Representative or any Noteholder, Term Lender or Swap Creditor at any time or from time to time, during normal business hours, to inspect and copy any and all Collateral Documents and other documents, notices, certificates, instructions or communications received by the Collateral Agent in its capacity as such.

ARTICLE III

ACTIONS BY CREDITORS; VOTING

Section 3.01 Directing Creditors Defined. Except with respect to Exceptional Decisions as defined in Section 3.02, all instructions to the Collateral Agent (including, without limitation, delivery of a notice of foreclosure, foreclosure and appointment of a receiver), shall be given by the Directing Creditors to the Collateral Agent through their applicable representatives. For purposes of calculation of the Directing Creditors, any Credit Class at the time comprising part of the Aggregate Voting Credit may, by the requisite vote of its Credit Class, delegate instructional authority to any subset of such Credit Class, in which event the Persons having been granted such instructional authority shall be deemed to represent 100% of the members of their respective Credit Class. Any such delegation of authority may be rescinded at any time by the requisite vote of the applicable Credit Class.

Section 3.02 Exceptional Decisions. Certain of circumstances set forth in Section 3.02(b) and (c) shall call for “Exceptional Decisions”, as such term is used herein, and instruction to the Collateral Agent in connection with such circumstances shall be effected as provided below:

(a) Amendment of Collateral Documents. The Collateral Agent shall not agree to any amendment of the Collateral Documents except upon instructions given by the Directing Creditors in accordance with Section 3.01; provided that no agreement of any Creditor or notice of the concurrence of any Credit Class shall be required for (A) any amendment, modification or supplement to the Collateral Documents (1) to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Credit Class or (2) pursuant to Section 9.01 of the Indenture and the equivalent provision of any Term Loan Agreement or (B) such amendments to financing statements or other Collateral Documents as permitted by Section 2.02(iii); and, provided, further, that any amendment to the provisions of the Collateral Documents that releases any Collateral shall be governed by Section 3.02(c).

(b) Amendment of this Agreement. The Collateral Agent shall not agree to any amendment of this Agreement except upon instructions given by the Directing Creditors in accordance with Section 3.01; provided that no agreement of any Creditor nor notice of the concurrence of any Credit Class shall be required for any amendment, modification or supplement to this Agreement (x) to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Credit Class or (y) pursuant to Section 9.01 of the Indenture or the equivalent provision of any Term Loan Agreement; and, provided, further, that any amendment to the definitions of “Aggregate Voting Credit” and “Directing Creditors” and any amendment to Sections 3.01, 3.02, 4.06, 4.07 and 7.01 will require notice to the Collateral Agent by the representative of each Credit Class at the time comprising part of the Aggregate Voting Credit of the concurrence of such Credit Class, determined by the applicable vote solely within such class.

(c) Release of All or Substantially All Collateral. The Collateral Agent shall not release all or substantially all Collateral from the lien and security interests created by the Collateral Documents except as expressly provided therein (including, without limitation, Section 7.11(c)(A) of the Security Agreement and Section 8.11(c)(A) of the Pledge Agreement) or in Article V hereof or except upon notice to the Collateral Agent by the representative of each Credit Class at the time comprising part of the Aggregate Voting Credit of the concurrence of such Credit Class, determined by the applicable vote solely within such class.

(d) Amendments to Other Collateral Documents. Subject to Section 7.01(b), The Collateral Agent agrees for the benefit of the Loan Parties that it shall execute any amendment, modification or supplement to any Collateral Document approved in accordance with Article IX of the Indenture and in accordance with any equivalent provision of all Term Loan Agreements, if any.

Section 3.03 Certificates of the Trustee, a Term Loan Agent and Swap Representative. Concurrently with any calculation of Directing Creditors or any Exceptional Decision requiring the concurrence of all Credit Classes then comprising part of the Aggregate Voting Credit, the Trustee, a Term Loan Agent, and, following the payment in full of all Note/Term Obligations, the Swap Representative shall certify to the Collateral Agent (i) the aggregate principal amount of the Aggregate Voting Credit held by the Noteholders, any Term Lenders, or the Swap Creditors, as the case may be, and (ii) the votes cast by the members of the applicable Credit Class.

Section 3.04 Calculations Binding. All calculations regarding satisfaction of compliance with the definition of the Directing Creditors shall be made by the Collateral Agent upon receipt of and in exclusive reliance upon the certificates described in Section 3.03, and shall be binding upon each Credit Class.

Section 3.05 Directing Creditors Held Harmless. In considering how to pursue creditor remedies against any Loan Party or against the Collateral and before initiating any such creditor remedies, the Directing Creditors shall first determine whether any proposed creditor remedies or other actions create a risk that the remaining interests of the Noteholders, any Term Lenders or the Swap Creditors (including, without limitation, the right to seek a deficiency judgment against the Loan Parties or the right to pursue other collateral) will be impaired or prejudiced. To the greatest extent possible, all instructions given or actions taken concerning the exercise of creditor remedies or other actions under this Agreement shall attempt to maximize the return for all Creditors and attempt to minimize (to the greatest extent possible) the risk that the rights and interests of some of the Creditors (including, without limitation, the ability to seek and enforce a deficiency judgment against any Loan Party or the right to pursue other collateral) may be diminished or impaired following the exercise of such creditor remedies or actions. Each Creditor agrees that it shall not provide or cause or vote to be provided any instruction to the Collateral Agent which would cause or result in disproportionate prejudice or impairment to the other Creditors hereunder. However, subject to the previous sentence, the Directing Creditors shall be entitled to provide any instruction and take any action which they in good faith believe is in the interest of the Noteholders and any Term Lenders.

ARTICLE IV

EXERCISE OF REMEDIES; APPLICATION OF COLLATERAL PROCEEDS

Section 4.01 General Limitation on Exercise of Remedies. None of the Trustee, a Term Loan Agent nor the Swap Representative shall be entitled to exercise any remedies directly under the Collateral Documents, but only by providing instructions to the Collateral Agent in accordance with this Agreement.

Section 4.02 Notices of Events of Default. The Trustee shall notify the Collateral Agent (with a copy to a Term Loan Agent) if an Event of Default has occurred under (and as defined in) the Indenture of which it has actual knowledge and of the forbearance, waiver or other termination, if any, of such Event of Default. A Term Loan Agent shall notify the Collateral Agent (with a copy to the Trustee) if an Event of Default has occurred under (and as defined in) a Term Loan Agreement and of the forbearance, waiver or other termination, if any, of such Event of Default. The Swap Representative shall notify the Collateral Agent (with a copy to the Trustee and a Term Loan Agent) if it receives notice from one or more Swap Creditors that one or more Swap Termination Dates or Termination Events have occurred and of the forbearance, waiver or other termination, if any, of such Swap Termination Date or Termination Event.

Section 4.03 Notices of Acceleration. If (i) an Event of Default occurs and any Note/Term Obligations are accelerated or (ii) one or more Swap Termination Dates occur and the aggregate Swap Termination Value under the applicable Swap Agreement as to which such Swap Termination Dates have occurred owed by one or more Loan Parties as a result thereof is greater than the Threshold Amount, the Trustee, a Term Loan Agent and/or the Swap Representative, as the case may be, shall notify the others and the Collateral Agent of such acceleration or the occurrence of such Swap Termination Dates, as applicable, certifying: (i) that such acceleration or Swap Termination Dates has or have occurred and (ii) the principal, interest, fees and other amounts owed by the Loan Parties (such certification being herein referred to as a “Notice of Acceleration”).

Section 4.04 Remedies. Upon receipt by the Collateral Agent of a Notice of Acceleration from or on behalf of one or more Credit Classes, or upon receipt by the Collateral Agent of notice of the commencement by or against one or more Loan Parties of an Insolvency Proceeding and subject to the provisions of this Agreement, including Section 6.10, the Collateral Agent shall retain legal counsel acceptable to the Trustee, a Term Loan Agent and the Swap Representative, and shall exercise such remedies under the Collateral Documents as it shall be instructed by the Directing Creditors.

Section 4.05 No Inconsistent Actions. Each of the Trustee, a Term Loan Agent and the Swap Representative agree to take no action in an Insolvency Proceeding with respect to any Loan Party or the Collateral which is inconsistent with the terms of this Agreement.

Section 4.06 Application of Proceeds. In the event of the realization of Proceeds of any collection or disposition of Collateral pursuant to the exercise of remedies under the Collateral Documents, the Collateral Agent shall distribute such Proceeds to the specified Persons in the following order of priority:

FIRST, to the payment of advances made and liabilities incurred by the Collateral Agent in order to protect the Liens granted by the Collateral Documents or the Collateral, with interest thereon at the rate that would then be applicable to the Senior Secured Notes, and the payment of all reasonable costs and expenses incurred by the Collateral Agent, the Trustee or a Term Loan Agent in connection with the preservation, collection, foreclosure or enforcement of the Liens granted by the Collateral Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Finance Obligations in any Insolvency Proceeding, including all reasonable fees and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Collateral Agent, the Trustee or a Term Loan Agent and reasonable compensation of the Collateral Agent, the Trustee or a Term Loan Agent for services rendered in connection therewith;

SECOND, to the payment of accrued and unpaid interest on the Senior Secured Notes, on any applicable Term Loans and on any applicable Swap Obligations, on a pro-rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

THIRD, to the payment of any due and unpaid premium, if any, in respect of the prepayment or payment of the Senior Secured Notes and any Term Loans, on a pro-rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

FOURTH, to the payment of the due and unpaid principal of the Senior Secured Notes and any Term Loans and the then unpaid amount of the Swap Obligations, on a pro-rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

FIFTH, to any remaining unpaid amounts of the Note/Term Obligations (other than amounts described in clause SIXTH below) and of the Swap Obligations, on a pro-rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

SIXTH, to the payment of the fees of legal counsel for each Term Lender, if applicable, on a pari passu basis in accordance with the terms of a Term Loan Agreement and any Term Loan Documents; and

SEVENTH, to other Persons as their interests may appear or as instructed by a court of competent jurisdiction.

No party hereto shall be entitled to a distribution on any lower priority pursuant to clauses FIRST through SEVENTH above unless and until all higher priorities have been paid in full.

Section 4.07 Sharing of Asset Sale Proceeds and Event of Loss Proceeds. In any circumstance when the Collateral Agent receives Excess Proceeds or Excess Loss Proceeds (as such terms or any substantially similar terms are defined in the Indenture and a Term Loan Agreement) pursuant to any Note Document or Term Loan Document and the Indenture and a Term Loan Agreement each specifies that all or a portion of such proceeds are to be applied to an “Asset Sale Proceeds Offer” or “Loss Proceeds Offer” (as such terms or any substantially similar terms are defined in the Indenture and a Term Loan Agreement), as the case may be, the Collateral Agent shall divide such proceeds between the Noteholders and any Term Lenders entitled to such right in proportion to the principal amounts of the Senior Secured Notes and Term Loans tendered. The parties acknowledge that the Indenture provides, and a Term Loan Agreement may provide that if the Noteholders and/or Term Lenders do not accept Excess Proceeds or Excess Loss Proceeds (as such terms or any substantially similar terms are defined in the Indenture and a Term Loan Agreement), as the case may be, or Net Cash Proceeds of an Asset Sale or Net Loss Proceeds of an Event of Loss (as such terms or any substantially similar terms are defined in the Indenture and a Term Loan Agreement) in the full amount to which they are entitled, the portion thereof which would otherwise have been applied to the redemption of Senior Secured Notes or to the prepayment of any Term Loans in accordance herewith will be paid to DRI.

Section 4.08 Credit Bid Rights.

(a) If, during the continuance of an Event of Default, the Collateral Agent forecloses any of its Liens upon any Collateral, whether by public sale or private sale or judicial foreclosure or otherwise, and if directed by the Directing Creditors to exercise its credit bid rights as provided in this Section 4.08, the Collateral Agent, acting for and on behalf of the holders of Finance Obligations, shall be entitled (to the fullest extent it may lawfully do so) to use and apply then due and payable Finance

Obligations as a credit on account of the purchase price payable by the Collateral Agent for any Collateral sold to the Collateral Agent at the corresponding foreclosure sale for all purposes related to bidding and making settlement or payment of the purchase price at such foreclosure sale.

(b) If, in connection with or, during the continuance of an Event of Default, in anticipation of any foreclosure of any of the Collateral Agent’s Liens upon any Collateral, Term Loans, Swap Obligations and Senior Secured Notes representing at least a majority in outstanding principal amount of Term Loans, Swap Obligations and Senior Secured Notes then outstanding are transferred to and registered in the name of a single transferee for purposes of facilitating or executing a bid for such Collateral at the corresponding foreclosure sale, such transferee shall be entitled (to the fullest extent it may lawfully do so) to use and apply all then due and payable Finance Obligations outstanding to such transferee as a credit on account of the purchase price payable by such transferee for any Collateral sold to such transferee at such foreclosure sale, for all purposes related to bidding and making settlement or payment of the purchase price at such foreclosure sale, but only if all Noteholders, Term Lenders and Swap Creditors consent thereto or if:

(i) each Creditor has been offered the opportunity to transfer to such transferee any or all of the Senior Secured Notes, any Term Loans and any Swap Obligations outstanding held by such Creditor on terms equivalent to the most favorable terms offered by such transferee to any Creditor for or in connection with any transfer of Term Loans, Swap Obligations or Senior Secured Notes to such transferee; and

(ii) effective provision is made (or found by order of a court of competent jurisdiction to have been made) for the pro-rata sharing among the Credit Classes of proceeds of the Collateral, even if the proceeds received by Creditors other than such transferee are different in kind (if reasonably equivalent in value with at least equivalent liquidity) from the proceeds to be realized by such transferee if it is the successful bidder at the foreclosure sale.

(c) Each of the Loan Parties hereby grants, confirms and agrees to cooperate with and permit the exercise and enforcement of the rights set forth in this Section 4.08.

ARTICLE V

CERTAIN OBLIGATIONS ENFORCEABLE BY THE LOAN PARTIES

Section 5.01 Release of Liens.

(a) The Collateral Agent agrees for the benefit of the Loan Parties that if the Collateral Agent at any time receives a written certification signed by a Responsible Officer (an “Officer’s Certificate”) stating that the Collateral Agent is permitted or required (x) by the Indenture and each Term Loan Agreement, if any, (y) by

Section 7.11 of the Security Agreement or Section 8.11 of the Pledge Agreement or (z) pursuant to the instructions of the Directing Creditors, to release any property of any Loan Party described in such Officer’s Certificate from any Lien granted by a Collateral Document specified in such Officer’s Certificate, accompanied by the proposed instrument releasing such Lien as to such property, then, subject to Article VI, the Collateral Agent will (upon receipt of a written certification of a Responsible Officer of DRI and Duane Reade that the Trustee has received all documents, if any, required by the Trust Indenture Act and the Indenture) within three Business Days thereafter, release such Lien upon such property by executing (and if necessary acknowledging in recordable form) such proposed instrument reasonably requested by the Loan Parties and delivering it to the applicable Loan Party requesting the same. Any such document shall be without recourse to or warranty by the Collateral Agent or the other Finance Parties.

(b) Any Collateral that is released automatically pursuant to Section 7.11 of the Security Agreement, Section 8.11 of the Pledge Agreement or any other Collateral Document shall be deemed to be automatically released under this Agreement without any action on the part of the Collateral Agent.

Section 5.02 Delivery of Copies to the Trustee, a Term Loan Agent and Swap Representative. The applicable Loan Party shall deliver to the Trustee, a Term Loan Agent and any Swap Representative requesting the same a copy of each Officer’s Certificate delivered to the Collateral Agent pursuant to Section 5.01, together with copies of all documents delivered to the Collateral Agent with such Officer’s Certificate. The Trustee, a Term Loan Agent and the Swap Representative shall not be obligated to take notice thereof or to act thereon.

Section 5.03 Collateral Agent Not Required to Make Filings or Recordations. The Collateral Agent is not required to file, register or record any instrument releasing or subordinating its security interest in any Collateral.

Section 5.04 No Actions to Address Exceptions. Each Creditor acknowledges that actions will not be taken to address the exceptions noted in Section 3.04 of the Security Agreement and that the Collateral Agent may not have a perfected security interest with respect to the matters specified therein.

ARTICLE VI

THE COLLATERAL AGENT

Section 6.01 No Implied Duty. The Collateral Agent shall not have any duties or responsibilities except those expressly assumed by it in this Agreement and the other Collateral Documents and shall not be required to take any action which is contrary to applicable law or any provision of this Agreement or the other Collateral Documents. Where the Collateral Agent is permitted but not required to take any action pursuant to any Collateral Document, the Collateral Agent may take any such action but shall have no obligation to take any such action without the direction of the Directing Creditors and the Collateral Agent shall not be liable to any party for not taking such action if the

Directing Creditors have not directed the Collateral Agent to take such action. The Collateral Agent makes no representation as to the existence, validity, value, genuineness, perfection, priority or the collectibility of any security or other document or other instrument held by or delivered to the Collateral Agent. The Collateral Agent shall not be called upon to advise any party as to the wisdom in taking or refraining to take any action with respect to the Collateral.

Section 6.02 Appointment of Co-Agents and Sub-Agents. The Collateral Agent may employ agents and appoint sub-agents or co-collateral agents as it determines appropriate in the performance of its duties hereunder. The Collateral Agent will exercise reasonable care in selecting any such agent, sub-agent or co-collateral agent but shall not otherwise be responsible or liable for any act or omission of any such agent, sub-agent or co-collateral agent.

Section 6.03 Other Agreements. The Collateral Agent has accepted and is bound by the Collateral Documents delivered to it as of the date of this Agreement and listed on Schedule 2.02 and, subject to Section 7.01(b) and this Article VI, shall accept and be bound by all Collateral Documents delivered to it at any time after the date of this Agreement. The Collateral Agent shall not otherwise be bound by, or obligated to take cognizance of the provisions of, any agreement to which it is not a party, including a Term Loan Agreement, any Swap Agreements and the Indenture. The Collateral Agent shall not be responsible for compliance with the terms of any Finance Document by any Loan Party and shall have no duty to monitor any such compliance.

Section 6.04 Solicitation of Instructions. The Collateral Agent may at any time solicit confirmatory instructions, including from the Directing Creditors or an order of a court of competent jurisdiction, as to any action which it may be requested or required to take, or which it may propose to take, in the performance of any of its obligations under this Agreement.

Section 6.05 Limitation of Liability. The Collateral Agent shall not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any Collateral Document, except for its own gross negligence or willful misconduct.

Section 6.06 Documents in Satisfactory Form. The Collateral Agent shall be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and upon substantive provisions reasonably satisfactory to it.

Section 6.07 Entitled to Rely. The Collateral Agent may rely conclusively upon any certificate, notice or other document (including any electronic transmission) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons and need not investigate any fact or matter stated in any such document. The Collateral Agent may seek and rely upon any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by any Loan Party in compliance with the provisions of this Agreement or delivered to it by the Trustee, a Term Loan Agent or the Swap Representative as to the Creditors whose action or consent is required for an instruction of Directing Creditors, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. To the extent an officers’ certificate or an opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on such officers’ certificate or opinion of counsel as to such matter. The Collateral Agent may request an opinion of counsel, a certificate of a Responsible Officer, or both, at any time when it is required or requested to take any action (other than pursuant to Sections 2.04, 3.02, 5.01, 6.03, and 7.03(d) hereof or any similar provision of any Collateral Document) hereunder or under any Collateral Document stating the such action is permitted or authorized pursuant to the terms hereof and of the Finance Documents and that all conditions precedent to the taking of such action have been complied with and the Collateral Agent may rely conclusively on such officer’s certificate or opinion of counsel with respect thereto.

Section 6.08 Events of Default. The Collateral Agent shall not be required to inquire as to the occurrence or absence of any Event of Default under the Indenture, a Term Loan Agreement, the Swap Agreements or any other Finance Document and shall not be affected by or required to act upon any notice or knowledge as to the occurrence of any Event of Default unless and until it receives a notice pursuant to Section 4.02.

Section 6.09 Actions by Collateral Agent. As to any matter not expressly provided for by this Agreement, the Collateral Agent shall act or refrain from acting as directed by the Directing Creditors and shall be fully protected in doing so.

Section 6.10 Security or Indemnity in Favor of the Collateral Agent. The Collateral Agent shall not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity which it, in its discretion, deems sufficient against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. The Loan Parties hereby jointly and severally agree to provide such security or indemnity to the Collateral Agent promptly upon request by the Collateral Agent therefor. The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement unless the Finance Parties have offered to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 6.11 Resignation or Removal of the Collateral Agent. Subject to the appointment of a successor Collateral Agent as provided in Section 6.12 and the acceptance of such appointment by the successor Collateral Agent, (i) the Collateral Agent may resign at any time by giving not less than 45 days’ notice of resignation to the Trustee, a Term Loan Agent, the Swap Representative known to it, and DRI, and (ii) the Collateral Agent may be removed at any time, with or without cause, pursuant to the instructions of the Directing Creditors.

Section 6.12 Appointment of Successor Collateral Agent. Upon any such resignation or removal, a successor Collateral Agent may be appointed by the Trustee, a Term Loan Agent and the Swap Representative, acting jointly, or by the instructions of the Directing Creditors, in each case with the consent of DRI. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 45 days after the predecessor Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may appoint a successor Collateral Agent, or petition a court of competent jurisdiction for appointment of a successor Collateral Agent, which shall be a bank or trust company (i) authorized to exercise corporate trust powers, (ii) acceptable to the Trustee and a Term Loan Agent (or, if the Note/Term Obligations have been repaid in full, the Swap Representative), (iii) having a combined capital and surplus of at least $50,000,000 and (iv) maintaining an office in New York, New York.

Section 6.13 Succession. When the Person so appointed as successor Collateral Agent accepts such appointment:

(i) such Person shall succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Agent, and the predecessor Collateral Agent shall be discharged from its duties and obligations hereunder, and

(ii) the predecessor Collateral Agent, upon payment of all amounts owed to it, shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Collateral Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Collateral or under the Collateral Documents.

Thereafter the predecessor Collateral Agent shall remain entitled to enforce the immunities granted to it in this Article VI.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Amendment.

(a) This Agreement may be amended or supplemented from time to time by the written agreement of the Loan Parties and the Collateral Agent, acting pursuant to the instructions of the Directing Creditors if so required pursuant to Article III and in compliance with Section 3.02.

(b) Notwithstanding anything contained herein or in any Collateral Document, any (x) Collateral Document entered into after the Issue Date that is not in the form attached to any Collateral Document entered into on the Issue Date or (y) amendment or supplement to any Collateral Document that, in each case, imposes any obligation upon the Collateral Agent not contemplated by this Agreement or the other Collateral Documents in effect on the Issue Date or adversely affects the rights of the Collateral Agent in its individual capacity will become effective only with the consent of the Collateral Agent in its individual capacity. The Collateral Agent shall promptly receive copies of all Collateral Documents executed after the Issue Date.

Section 7.02 Further Assurances.

(a) At any time or from time to time, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as may be necessary or appropriate, and such other instruments, acts or things as the Collateral Agent may reasonably request, in order to assure and confirm that each Subsidiary required by the Indenture or a Term Loan Agreement to guarantee payment of the Finance Obligations has duly guaranteed payment of all the Finance Obligations and that the Collateral Agent holds, for the exclusive benefit of all present and future holders of Finance Obligations, duly created, enforceable and perfected first priority Liens (subject only to Permitted Liens (as defined in the Security Agreement)) upon all interests in Collateral at any time owned or acquired by the Loan Parties or any of such Subsidiary or as the Collateral Agent, the Trustee, a Term Loan Agent or any Swap Representative otherwise may reasonably request in order to carry out and give full effect to the intents and purposes of the Term Loan Documents and the Note Documents.

(b) Upon request of the Collateral Agent at any time and from time to time, each of the Loan Parties will, and will cause each of its Subsidiaries to, promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Collateral Agent may reasonably request to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, as contemplated by the Indenture, a Term Loan Agreement and the Collateral Documents, upon the Collateral Agent for the exclusive benefit of the holders of the Finance Obligations. If any Loan Party or such Subsidiary fails to do so, the Collateral Agent is hereby irrevocably authorized and empowered, with full power of substitution, to execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and, subject to the provisions of the Collateral Documents, take such other actions in the name, place and stead of the Loan Parties or such Subsidiary, but the Collateral Agent will have no obligation to do so and no liability for any action taken or omitted by it in good faith in connection therewith.

Section 7.03 Successors and Assigns; Term Loan Agent Joinder.

(a) This Agreement is legally binding upon and enforceable against the Collateral Agent. Except as provided in Section 6.02 or in any Collateral Document, the Person acting as Collateral Agent may not, in its individual capacity, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights shall be void. All obligations of the Collateral Agent hereunder shall inure to the benefit of, and be enforceable by, the Trustee, a Term Loan Agent, the Swap Representative and each present and future holder of Finance Obligations, each of whom shall be entitled to enforce this Agreement as a third party beneficiary hereof, and all of their respective successors and assigns.

(b) This Agreement is further binding upon each of the Loan Parties and their respective successors. No Loan Party may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights shall be void.

(c) The obligations of the Collateral Agent set forth in Sections 5.01 and 5.02 of this Agreement shall also be enforceable by the Loan Parties directly affected by any breach thereof and their respective successors and assigns.

(d) Upon the Loan Parties’ entering into a Term Loan Agreement, a Term Loan Agent shall become a party to this Agreement by executing and delivering its written agreement (the “Joinder”), for the enforceable benefit of the Collateral Agent, the Swap Creditors and the Trustee, that: (i) all Finance Obligations shall be and are secured equally and ratably by all Liens at any time granted by the Loan Parties to secure any Finance Obligations, whether or not upon property otherwise constituting Collateral; (ii) all such Liens shall be enforceable by the Collateral Agent for all holders of Finance Obligations equally and ratably; (iii) such Term Loan Agent on behalf of the applicable Term Lenders consents to and will be bound by the provisions of this Agreement including those relating to the order of application of proceeds from enforcement of the Collateral Agent’s Liens upon the Collateral; (iv) a Term Loan Agent consents to and directs the Collateral Agent to perform its obligations under this Agreement and (v) such Term Loan Agent is authorized by the requisite Term Lenders (which authorization may be set forth in a Term Loan Agreement) to execute the Joinder. Upon execution of the Joinder, a Term Loan Agent shall automatically become a party to this Agreement with the same force and effect as if an original party hereunder. The execution and delivery of such Joinder shall not require the consent of any other Finance Party hereunder.

Section 7.04 Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Collateral Documents shall impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy shall preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 7.05 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent:

U.S. Bank National Association

225 Asylum Street

23rd Floor

Hartford, CT 06103

Attn: Susan C. Merker

Telephone: 860-241-6815

Facsimile: 860- 241-6897

If to a Term Loan Agent:

At its address in the Joinder

If to the Trustee:

U.S. Bank National Association

225 Asylum Street

23rd Floor

Hartford, CT 06103

Attn: Susan C. Merker

Telephone: 860-241-6815

Facsimile: 860- 241-6897

If to the Swap Representative:

At is address in the Sharing Confirmation

If to any Loan Party:

Duane Reade Inc.

440 Ninth Avenue, 6th Floor

New York, NY 10001

Attn: John K. Henry

Telephone: 212-273-5700

Facsimile: 212-244-6525

Unless it has received a signed Joinder from a Term Loan Agent, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Term Loan Agreements are in existence. Unless it has actual knowledge (including by way of written notice from a Swap Creditor or any Swap Representative) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Collateral Agent, the Trustee or a Term Loan Agent shall be effective unless and until received by its officer responsible for the administration of the transaction contemplated hereby. Each party may change its address for notice hereunder to any other location within the continental United States by giving written notice thereof to the other parties as set forth in this Section 7.05.

Section 7.06 Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

Section 7.07 Compensation and Expenses. Whether or not the transactions contemplated hereby shall be consummated, each of the Loan Parties jointly and severally agrees to pay, promptly within 30 days following demand:

(i) reasonable compensation to the Collateral Agent and its agents, co-agents and sub-agents;

(ii) all reasonable costs and expenses incurred in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Collateral Document or any consent, amendment, waiver or other modification relating thereto;

(iii) all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Collateral Agent in connection with the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Collateral Documents or any consent, amendment waiver or other modification relating thereto and any other document or matter requested by one or more Loan Parties;

(iv) all reasonable costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums;

(v) all reasonable costs of any opinion of counsel required hereby to be delivered to the Collateral Agent or requested by the Collateral Agent in connection herewith;

(vi) all other reasonable costs and expenses incurred by the Collateral Agent in connection with the negotiation, preparation and execution of the Collateral Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of its rights or performance of its obligations by the Collateral Agent thereunder; and

(vii) all reasonable costs and expenses incurred by the Collateral Agent in connection with the preservation, collection, foreclosure or enforcement of the Liens granted by the Collateral Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Finance Obligations or the proof, protection, administration or resolution of any claim based upon the Finance Obligations in any Insolvency Proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent, the Trustee, a Term Loan Agent or the Swap Representative.

The agreements in this Section 7.07 shall survive repayment of the Senior Secured Notes, any Term Loans and the Swap Obligations and all other amounts payable hereunder.

Section 7.08 Indemnity.

(a) In addition to the payment of costs and expenses pursuant to Section 7.07, whether or not the transactions contemplated hereby shall be consummated, each of the Loan Parties jointly and severally agrees to defend (subject to the Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Collateral Agent, the Trustee, a Term Loan Agent and the Swap Representative and each of their respective Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and in each case their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by, imposed on or asserted against such Indemnitee in connection with any investigation or administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or in any other way connected with the enforcement of any of the terms of, or the preservation of any rights hereunder (“Indemnified Liabilities”); provided, no Indemnitee shall be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnitee.

(b) All amounts due under Section 7.08(a) shall be payable not later than 10 days after written demand therefor.

(c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 7.08(a) may be unenforceable in whole or in part because they are violative of any law or public policy, each of the Loan Parties shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d) No Loan Party shall ever assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent lawful) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Term Loan Document or Note Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and each Loan Party hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) No Finance Party shall ever assert any claim against the Collateral Agent each of its Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and in each case their respective heirs, representatives, successors and assigns, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent lawful) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Term Loan Document or Note Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and each Finance Party hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(f) The agreements in this Section 7.08 shall survive repayment of the Term Loan and the Senior Secured Notes and all other amounts payable hereunder.

Section 7.09 Obligations Secured. All obligations of the Loan Parties set forth in or arising under this Agreement shall be Finance Obligations and are secured by all Liens granted by the Collateral Documents.

Section 7.10 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, shall not in any way be affected or impaired thereby.

Section 7.11 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) Any legal action or proceeding with respect to this Agreement or any other Collateral Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each Loan Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each Loan Party hereby consents to process being served in any such suit, action or proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Holdings’ or such Borrower’s address referred to in Section 7.05, as the case may be. Each Loan Party agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 7.11 shall affect the right of the Collateral Agent, the Trustee, a Term Loan Agent or the Swap Representative to serve process in any manner permitted by law or limit the right of any of them to bring proceedings against one or more Loan Parties in the courts of any jurisdiction or jurisdictions.

Section 7.12 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY TERM LOAN DOCUMENT OR ANY NOTE DOCUMENT IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TERM LOAN DOCUMENT OR NOTE DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement, except when used to reference such sections.

Section 7.14 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart thereof. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written or telephonic notification of such execution and authorization of delivery thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DUANE READE HOLDINGS, INC.

By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

DUANE READE INC.

By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

DUANE READE

By:	Duane Reade Inc., a General Partner

By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

By:	DRI I Inc., a General Partner

By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Treasurer

DRI I INC.

By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Treasurer

DUANE READE INTERNATIONAL, LLC

By:	/s/ Joseph C. Magnacca
	Name:	Joseph C. Magnacca
	Title:	Manager

DUANE READE REALTY, INC.

By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Susan C. Merker
	Name:	Susan C. Merker
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Susan C. Merker
	Name:	Susan C. Merker
	Title:	Vice President

Schedule 2.02 – Collateral Documents

1.	Pledge Agreement, dated of the date hereof (including all exhibits and annexes thereto), among the Loan Parties from time to time party thereto and U.S. Bank National Association, as Collateral Agent.

2.	Security Agreement, dated as of the date hereof (including all exhibits and annexes thereto), among the Loan Parties from time to time party thereto and U.S. Bank National Association, as Collateral Agent.

3.	Letter agreement, dated as of the date hereof, regarding the Blocked Account Service Agreement dated as of July 30, 2004 (including all exhibits and annexes thereto), among Duane Reade, Duane Reade International, LLC, U.S. Bank National Association, as Collateral Agent, Bank of America, N.A., as Revolving Credit Agent, Bank of America, N.A., as depository bank, and U.S. Bank National Association, as the collateral agent for the Existing Senior Secured Notes.

4.	Notice of Grant of Security Interest in United States Patents and Trademarks, dated as of the date hereof, by Duane Reade International, LLC in favor of U.S. Bank National Association, as Collateral Agent.

5.	Intercreditor and Collateral Agency Agreement, dated as of the date hereof (including all exhibits and annexes thereto), by and among Holdings, DRI, Duane Reade, DRI I, DR International, DR Realty and U.S. Bank National Association, as Trustee and Collateral Agent.

6.	Perfection Certificate of the Loan Parties, dated as of the date hereof.

Schedule 2.02 – Page 1